CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Bear Market Performance Leveraged Upside Securities due 2011	$3,720,000	$265.24

April 2010 Pricing Supplement No. 374 Registration Statement No. 333-156423 Dated April 27, 2010 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due May 31, 2011
Performance Leveraged Upside SecuritiesSM
The Bear Market PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment of only 20% of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, you will receive, for each stated principal amount of Bear Market PLUS that you hold, an amount in cash that may be more or less than the stated principal amount based inversely upon the closing value of the underlying index on the valuation date.  All payments on the Bear Market PLUS are subject to the credit risk of Morgan Stanley.

FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	May 31, 2011
Underlying index:	NASDAQ-100 Index®
Aggregate principal amount:	$3,720,000
Payment at maturity:	▪	If the final index value is less than the initial index value, $10 + enhanced downside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	▪	If the final index value is greater than or equal to the initial index value, $10 – upside reduction amount In no event will the payment at maturity be less than the minimum payment at maturity.
Enhanced downside payment:	$10 x leverage factor x index percent decrease
Upside reduction amount:	$10 x index percent increase
Index percent decrease:	(initial index value – final index value) / initial index value
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	2,006.25, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	May 25, 2011, subject to adjustment for non-index business days or certain market disruption events
Leverage factor:	300%
Maximum payment at maturity:	$11.20 per Bear Market PLUS (112% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS
Pricing date:	April 27, 2010
Original issue date:	April 30, 2010
CUSIP:	61759G406
ISIN:	US61759G4064
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Bear Market PLUS	$10	$0.20	$9.80
Total	$3,720,000	$74,400	$3,645,600

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each Bear Market PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest” on page 5.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

The Bear Market PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

The Bear Market PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due May 31, 2011
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Bear Market PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment of only 20% of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of Bear Market PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based inversely upon the closing value of the underlying index at maturity.  The Bear Market PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Bear Market PLUS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
April 27, 2010	April 30, 2010	May 31, 2011, subject to postponement for non-index business days or certain market disruption events
Key Terms
Issuer:	Morgan Stanley
Underlying index:	NASDAQ-100 Index®
Underlying index publisher:	The NASDAQ OMX Group, Inc. and any successor thereof
Aggregate principal amount:	$3,720,000
Issue price:	$10 per Bear Market PLUS
Stated principal amount:	$10 per Bear Market PLUS
Denominations:	$10 per Bear Market PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bear Market PLUS
Payment at maturity:	▪	If the final index value is less than the initial index value, $10 + enhanced downside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	▪	If the final index value is greater than or equal to the initial index value, $10 – upside reduction amount In no event will the payment at maturity be less than the minimum payment at maturity.
Enhanced downside payment:	$10 x leverage factor x index percent decrease
Leverage factor:	300%
Index percent decrease:	(initial index value – final index value) / initial index value
Upside reduction amount:	$10 x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	2,006.25, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date as published under Bloomberg ticker symbol “NDX” or any successor symbol
Valuation date:	May 25, 2011, subject to adjustment for non-index business days or certain market disruption events
Maximum payment at maturity:	$11.20 per Bear Market PLUS (112% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Bear Market PLUS will be postponed until the second business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 8.

April 2010	Page 2

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due May 31, 2011
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
CUSIP:	61759G406
ISIN:	US61759G4064
Minimum ticketing size:	100 Bear Market PLUS
Tax considerations:
Although the issuer believes that, under current law, the Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS.

Assuming this treatment of the Bear Market PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the Bear Market PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bear Market PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Bear Market PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Bear Market PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Investors should note that the accompanying prospectus supplement for PLUS does not address the tax consequences to an investor holding the Bear Market PLUS as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction.  An investor who holds any securities the return on which is based on or linked to the performance of the NASDAQ-100 Index or any component thereof should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Bear Market PLUS (including the potential application of the “straddle” rules).

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Bear Market PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Bear Market PLUS by taking positions in futures and options contracts on the underlying index. Such activities could have decreased the value of the underlying index on the pricing date, and therefore could have decreased the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Bear Market PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

April 2010	Page 3

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due May 31, 2011
Performance Leveraged Upside SecuritiesSM

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Bear Market PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Bear Market PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Bear Market PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Bear Market PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Bear Market PLUS.

Because we may be considered a party in interest with respect to many Plans, the Bear Market PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Bear Market PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Bear Market PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Bear Market PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Bear Market PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Bear Market PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Bear Market PLUS does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Bear Market PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Bear Market PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Bear Market PLUS by the account, plan or annuity.

April 2010	Page 4

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due May 31, 2011
Performance Leveraged Upside SecuritiesSM

Supplement information regarding plan of distribution; conflicts of interest:
The agent expects to distribute the Bear Market PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the Bear Market PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2010	Page 5

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due May 31, 2011
Performance Leveraged Upside SecuritiesSM

How Bear Market PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Bear Market PLUS based on the following terms:

Stated principal amount:	$10 per Bear Market PLUS
Leverage factor:	300%
Maximum payment at maturity:	$11.20 per Bear Market PLUS (112% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)

Bear Market PLUS Payoff Diagram

How it works

▪
If the final index value is less than the initial index value, then investors would receive the $10 stated principal amount plus 300% of the decline in the underlying index over the term of the Bear Market PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor would realize the maximum payment at maturity at a final index value of 96% of the initial index value.

▪	If the underlying index depreciates 3%, the investor would receive a 9% return, or $10.90.

▪	If the underlying index depreciates 5%, the investor would receive only the maximum payment at maturity of 112% of the stated principal amount, or $11.20.

▪
If the final index value is greater than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% increase in the underlying index, subject to the minimum payment at maturity of $2.00.

▪	If the underlying index appreciates 10%, the investor would lose 10% of their principal and receive only $9 per Bear Market PLUS at maturity, or 90% of the stated principal amount.

▪	If the underlying index appreciates 90%, the investor would receive the minimum payment at maturity of 20% of the stated principal amount, or $2.00.

April 2010	Page 6

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due May 31, 2011
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value is less than the initial index value, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    +    enhanced downside payment,

subject to a maximum payment at maturity of $11.20, or 112% of the stated principal amount of $10 for each Bear Market PLUS,

where,
enhanced downside payment   =   ($10    ×    300%    ×    index percent decrease)

and

index percent decrease	=	initial index value − final index value
initial index value

If the final index value is greater than or equal to the initial index value, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    –    upside reduction amount

subject to a minimum payment at maturity of $2.00, or 20% of the stated principal amount of $10 for each Bear Market PLUS,

where,

upside reduction amount   =   ($10    ×    index percent increase)

and

index percent increase	=	final index value − initial index value
initial index value

Because the upside reduction amount will be greater than or equal to $0, the payment at maturity in this case will be less than or equal to $10, subject to the minimum payment at maturity.

April 2010	Page 7

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due May 31, 2011
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-22 of the prospectus supplement for PLUS and on page 5 of the prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Bear Market PLUS.

▪
Bear Market PLUS do not pay interest and provide for a minimum payment at maturity of only 20% of principal.  The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the Bear Market PLUS do not pay interest and provide for a minimum payment of only 20% of the stated principal amount at maturity.  If the final index value is greater than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the value of the underlying index at maturity above the initial index value, subject to the minimum payment at maturity.

▪
Appreciation potential is limited.  The appreciation potential of the Bear Market PLUS is limited by the maximum payment at maturity of $11.20, or 112% of the stated principal amount.  Although the leverage factor provides 300% exposure to any decline in the value of the underlying index at maturity below the initial index value, because the payment at maturity will be limited to 112% of the stated principal amount for the Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value decreases by 4.0% from the initial index value.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bear Market PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  The level of the underlying index may be, and has been, volatile, and we can give you no assurance that the volatility will lessen.  See “Information about the NASDAQ-100 Index® — Historical Information” on page 11.  You may receive less, and possibly significantly less, than the stated principal amount per Bear Market PLUS if you try to sell your Bear Market PLUS prior to maturity.

▪
The Bear Market PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Bear Market PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Bear Market PLUS at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Bear Market PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Bear Market PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Bear Market PLUS.

▪
Not equivalent to investing in or taking a short position with respect to the underlying index.  Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying index or its component stocks.  Investors in the Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the Bear Market PLUS.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

April 2010	Page 8

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due May 31, 2011
Performance Leveraged Upside SecuritiesSM

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Bear Market PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Bear Market PLUS and the cost of hedging our obligations under the Bear Market PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Bear Market PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The Bear Market PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Bear Market PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Bear Market PLUS.  MS & Co. may, but is not obligated to, make a market in the Bear Market PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Bear Market PLUS, it is likely that there would be no secondary market for the Bear Market PLUS.  Accordingly, you should be willing to hold your Bear Market PLUS to maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Bear Market PLUS. One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Bear Market PLUS (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have decreased the initial index value and, therefore, could have decreased the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Bear Market PLUS.  Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Bear Market PLUS. As calculation agent, MS & Co. has determined the initial index value and will determine the final index value and will calculate the amount of cash you receive at maturity, if any.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

April 2010	Page 9

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due May 31, 2011
Performance Leveraged Upside SecuritiesSM

▪
The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Bear Market PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Bear Market PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Bear Market PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Bear Market PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

April 2010	Page 10

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due May 31, 2011
Performance Leveraged Upside SecuritiesSM

Information about the NASDAQ-100 Index®

The NASDAQ-100 Index®.  The NASDAQ-100 Index®, which is determined and calculated by The NASDAQ OMX Group, Inc., is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC.  The NASDAQ-100 Index® constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups.  At any moment in time, the value of the NASDAQ-100 Index equals the aggregate value of the then-current NASDAQ-100 Index share weights of each of the NASDAQ-100 Index component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index component security, multiplied by each such security’s respective last sale price on the NASDAQ (which may be the official closing price published by the NASDAQ), and divided by a scaling factor, which becomes the basis for the reported NASDAQ-100 Index value.  For additional information about the NASDAQ-100 Index®, see the information set forth under “Annex A––Underlying Indices and Underlying Index Publishers Information— NASDAQ-100 Index®” in the accompanying prospectus supplement for PLUS.

License Agreement between The NASDAQ OMX Group, Inc. and Morgan Stanley.
The “Nasdaq®,” “NASDAQ-100®”, and “NASDAQ-100 Index®” are trade marks of The NASDAQ OMX Group, Inc., which with its affiliates we refer to as NASDAQ OMX, and have been licensed for use by Morgan Stanley.  See “Annex A––Underlying Indices and Underlying Index Publishers Information— NASDAQ-100 Index®” in the accompanying prospectus supplement for PLUS.  The Bear Market PLUS have not been passed on by NASDAQ OMX as to their legality or suitability.  The Bear Market PLUS are not issued, endorsed, sold or promoted by NASDAQ OMX.  NASDAQ OMX makes no warranties and bears no liability with respect to the Bear Market PLUS.

Historical Information
The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2005 through April 27, 2010.  The related graph sets forth the daily closing values of the underlying index for the same period.  The closing value of the underlying index on April 27, 2010 was 2,006.25.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.
NASDAQ-100 Index®	High	Low	Period End
2005
First Quarter	1,603.51	1,464.34	1,482.53
Second Quarter	1,568.96	1,406.85	1,493.52
Third Quarter	1,627.19	1,490.53	1,601.66
Fourth Quarter	1,709.10	1,521.19	1,645.20
2006
First Quarter	1,758.24	1,645.09	1,703.66
Second Quarter	1,739.20	1,516.85	1,575.23
Third Quarter	1,661.59	1,451.88	1,654.13
Fourth Quarter	1,819.76	1,632.81	1,756.90
2007
First Quarter	1,846.34	1,712.94	1,772.36
Second Quarter	1,944.37	1,773.33	1,934.10
Third Quarter	2,096.39	1,846.09	2,091.11
Fourth Quarter	2,238.98	1,982.16	2,084.93
2008
First Quarter	2,051.76	1,673.03	1,781.93
Second Quarter	2,055.11	1,790.93	1,837.09
Third Quarter	1,964.38	1,496.15	1,594.63
Fourth Quarter	1,563.80	1,036.51	1,211.65
2009
First Quarter	1,281.65	1,043.87	1,237.01
Second Quarter	1,501.55	1,252.51	1,477.25
Third Quarter	1,734.09	1,404.78	1,718.99
Fourth Quarter	1,878.65	1,662.49	1,860.31
2010
First Quarter	1,967.96	1,732.99	1,958.34
Second Quarter (through April 27, 2010)	2,055.33	1,959.56	2,006.25

April 2010	Page 11

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due May 31, 2011
Performance Leveraged Upside SecuritiesSM

NASDAQ-100 Index® Historical Performance – Daily Closing Values, January 1, 2005 to April 27, 2010

April 2010	Page 12

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due May 31, 2011
Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at .www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at .www.sec.gov as follows:

Prospectus Supplement for PLUS dated December 22, 2009

Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

April 2010	Page 13